Exhibit 1

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), dated as of May 4, 2017, is entered into by and among SAPINDA ASIA LIMITED, a company incorporated in the British Virgin Islands with registered number 1601893 (“Sapinda Asia”), LARS WINDHORST of _________________________ (“Windhorst” and together with Sapinda Asia, each a “Pledgor” and collectively, the “Pledgors”), and ADS SECURITIES LLC, a limited liability company incorporated under the laws of the United Arab Emirates whose principal place of business is at 8th Floor CI Tower, Corniche Road, Abu Dhabi, U.A.E., PO BOX 93894 (together with its successors and permitted assigns, the “Secured Party”), in light of the following:
WHEREAS, pursuant to (i) the Terms for Business for Wealth Management Services, dated February 18, 2015, between the Secured Party and Sapinda Asia, and (ii) the Margin Facility Arrangement Annex, dated May 8, 2016, by and between the Secured Party and Sapinda Asia (such agreements, in each case as amended, restated, supplemented or otherwise modified from time to time, the “Trading Agreements”), Sapinda Asia has outstanding obligations and liabilities to the Secured Party;
WHEREAS, in connection with the Trading Agreements, Windhorst has provided the Guarantees (as hereinafter defined) to the Secured Party in order to guarantee the obligations of Sapinda Asia arising out of the Trading Agreements;
WHEREAS, each Pledgor beneficially owns the specified Equity Interests identified as Pledged Interests in the Issuer listed on Schedule A attached hereto (or any addendum thereto provided pursuant to the terms hereof);
WHEREAS, each Pledgor desires to pledge, grant and assign to Secured Party a security interest in the Pledged Collateral (as hereinafter defined) to secure the Secured Obligations (as hereinafter defined), as provided herein; and
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein and in the other Underlying Documents (as hereinafter defined) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each intending to be bound hereby, the parties hereto agree as follows:
1.            Definitions And Construction.
(a)    Definitions.  The following terms, as used in this Agreement, shall have the following meanings:
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Business Day” means a day when banks in the State and City of New York, U.S.A., of England and Wales and of the United Arab Emirates are generally open for business.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Equity Interests” means all shares, units, options, warrants, equity interests, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or equivalent entity, whether voting or nonvoting, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Event of Default” means any breach by either Pledgor of this Agreement and/or the failure of either Pledgor to pay to the Secured Party any sum payable by either or both of them under any Underlying Document and/or to pay the other Secured Obligations when due.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute, together with the regulations promulgated thereunder.
“Future Rights” means, (i) to the extent of any Pledgor’s interest therein, all securities convertible or exchangeable into, and all warrants, options, or other rights to purchase, Equity Interests in the Issuer (to the extent not previously pledged to Secured Party pursuant to this Agreement); and (ii) the certificates or instruments, if any, representing such additional Equity Interests, securities or documents described in clause (i), convertible or exchangeable securities, warrants, and other rights and all dividends, cash, options, warrants, rights, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of the foregoing.
“Guarantees” means (i) the guarantee, dated March 8, 2016, by Windhorst in favor of the Secured Party for US$_________________, (ii) the guarantee, dated May 8, 2016, by Windhorst in favor of the Secured Party for US$_________________, and (iii) any other agreement entered into by Windhorst pursuant to which Windhorst has agreed to guarantee, to indemnify the Secured Party or to be responsible for, inter alia, the obligations of Sapinda Asia to the Secured Party in connection with the Trading Agreements or otherwise, as such guarantees may be amended, restated, supplemented or otherwise modified from time to time.
“Holder” and “Holders” have the respective meanings set forth in Section 3 of this Agreement.
“Issuer” means Track Group, Inc., a Delaware corporation, and any successors thereto, whether by merger or otherwise.
“Lien” means any lien, mortgage, pledge, assignment, security interest or charge.
“Notice of Event of Default” means a written notice from Secured Party to the Pledgors following the date of this Agreement notifying the Pledgors of the occurrence of an Event of Default.
“Persons” means individuals, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Pledged Collateral” means, collectively, the Pledged Interests, the Future Rights, and the Proceeds.
“Pledged Interests” means all of the Equity Interests issued by the Issuer now held or hereinafter acquired by any Pledgor (including those Equity Interests identified as Pledged Interests on Schedule A attached hereto (or any addendum thereto)), and all certificates and instruments representing such Equity Interests.

“Pledgor” has the meaning set forth in the preamble to this Agreement.
“Pledgor Related Person” means each of (i) Sapinda Asia, (ii) Windhorst, (iii) any spouse, domestic partner and/or lineal descendants by blood or adoption of Windhorst or any person or persons acting in his or their capacity as trustee or trustees of a trust of which Windhorst is the settlor or the beneficiaries of a trust which include Windhorst or any member of his family and (iv) any other entity which is directly or indirectly wholly owned by any one more of the persons listed in clauses (i), (ii) and/or (iii) of this definition.
“Proceeds” means all proceeds (including proceeds of proceeds) of the Pledged Interests and Future Rights including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, general intangibles, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Interests, Future Rights, or proceeds thereof (including any cash, Equity Interests, or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation of the Issuer and any security entitlements, as defined in the Code, with respect thereto); (b) “proceeds,” as such term is defined in the Code in respect of the Pledged Interests or Future Rights; (c) proceeds of any insurance, indemnity, warranty, or guaranty (including guaranties of delivery) payable from time to time with respect to any of the Pledged Interests, Future Rights, or proceeds thereof; (d) payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Interests, Future Rights, or proceeds thereof; and (e) other amounts from time to time paid or payable under or in connection with any of the Pledged Interests, Future Rights, or proceeds thereof.
“Relevant Loan” means the loan made by Sapinda Asia to the Issuer pursuant to the terms of that certain Loan Agreement, dated September 25, 2015 as amended effective March 13, 2017, the outstanding amount of which as at April 30, 2017 (the most recent date for which such amount is available, including accrued interest) is approximately US$_________________.
 “SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Secured Obligations” means all present or future liabilities, obligations, or other indebtedness incurred by either or both of the Pledgors of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Trading Agreements, the Guarantees, this Agreement, or any of the other Underlying Documents, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest, costs, indemnities, fees (including reasonable and documented out-of-pocket attorneys’ fees of outside counsel to Secured Party), in connection with the enforcement of such obligations, and reasonable and documented out-of-pocket expenses of Secured Party (including interest, costs, indemnities, fees, and expenses, in each case, that accrue after the commencement of any bankruptcy, insolvency or similar proceeding irrespective of whether a claim therefor is allowed or allowable in whole or in part in such case or proceeding) and any and all other amounts which any Pledgor is required to pay to Secured Party pursuant to any of the foregoing, by law, or otherwise.
“Secured Party” has the meaning set forth in the preamble to this Agreement.
“Securities Act” has the meaning set forth in Section 11(c) of this Agreement.

“Subsidiaries” means, in relation to any Person (the “first Person”) at any particular time, any other Person which is then either controlled, or more than 50 per cent. of whose issued ordinary or common equity share capital (or the like) is then beneficially owned, directly or indirectly, by the first Person.
“Trading Agreement” and “Trading Agreements” have the respective meanings set forth in the recitals to this Agreement.
“Underlying Documents” means, collectively, each Trading Agreement, each Guaranty, this Agreement and all other agreements, documents and instruments executed by any Pledgor or any of their respective affiliates and delivered to Secured Party in connection therewith.
(b)    Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified.  All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference.  Any reference in this Agreement or in any of the other Underlying Documents to this Agreement or any of the other Underlying Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or therein).  References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to.  In the event of a direct conflict between the terms and provisions of this Agreement and the Underlying Documents, it is the intention of the parties hereto that such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern. Subject to Section 18, any reference herein to the satisfaction, payment or repayment in full of the Secured Obligations shall mean the repayment in full in immediately available funds of all Secured Obligations and the termination of the commitments of Secured Party to extend credit under the Trading Agreements. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.
2.            Pledge.  Each Pledgor hereby pledges, grants, and collaterally assigns to Secured Party a lien on and continuing security interest in all of such Pledgor’s right, title, and interest in and to the Pledged Collateral in order to secure repayment of any and all of the Secured Obligations in accordance with the terms and conditions of the Underlying Documents to which such Pledgor is a party, and in order to secure performance by such Pledgor of such Pledgor’s covenants and duties under each Underlying Document to which such Pledgor is a party.
3.            Delivery and Registration of Pledged Collateral.
(a)    If at any time and from time to time any Pledged Collateral consists of an uncertificated security or a security in book entry form, then each Pledgor shall promptly take such actions as Secured Party may reasonably request to cause Secured Party’s lien in such Pledged Collateral to be perfected in accordance with applicable law, including (w) causing to be filed in any applicable jurisdiction one or more Uniform Commercial Code financing statements, and continuation statements and amendments thereto, relative to all or any part of the Pledged Collateral, and naming the applicable Pledgor as a debtor, (x)

causing such lien in such Pledged Collateral to be registered or entered, as the case may be, in the name of Secured Party with the Issuer thereof, (y) entering into a control agreement with the Issuer thereof and Secured Party with respect to such Pledged Collateral and/or (z) causing such Pledged Collateral to be credited to a securities account in the custody of and maintained with Secured Party.
(b)    To the extent certificated or represented by instruments, all certificates or instruments (if any) representing or evidencing the Pledged Collateral shall promptly (and in any event within three (3) Business Days) be delivered by the applicable Pledgor to Secured Party or Secured Party’s designee pursuant hereto at a location designated by Secured Party in New York and shall be held by or on behalf of Secured Party pursuant hereto, and shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party.
(c)    Following Secured Party serving on the Pledgors Notice of Event of Default which Event of Default is continuing, Secured Party shall have the right, at any time in its sole discretion, to transfer to or to require registration on the books of the Issuer (or of any other Person maintaining records with respect to the Pledged Collateral) in the name of Secured Party or any of its nominees any or all of the Pledged Collateral, subject to compliance with applicable law in respect of such transfer and registration. In addition, following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, to the extent the Pledged Collateral is certificated or represented by instruments, Secured Party shall have the right at any time to tender for exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.
(d)    To the extent the Pledged Collateral is certificated or represented by instruments, if, at any time and from time to time, any Pledged Collateral (including any certificate or instrument representing or evidencing any Pledged Collateral) is in the possession of a Person other than Secured Party or a Pledgor (a “Holder”), then the applicable Pledgor shall promptly, at Secured Party’s option, either cause such Pledged Collateral to be delivered into Secured Party’s possession, or execute and deliver to such Holder a written notification/instruction, and take all other steps reasonably necessary to perfect the security interest of Secured Party in such Pledged Collateral, including obtaining from such Holder a written acknowledgment that such Holder holds such Pledged Collateral for the benefit of Secured Party, all pursuant to the Code or other applicable law governing the perfection of Secured Party’s security interest in the Pledged Collateral in the possession of such Holder.  Each such notification/instruction and acknowledgment shall be in form and substance reasonably satisfactory to Secured Party.
(e)    Following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, any and all Pledged Collateral (including dividends, interest, and other cash distributions in respect thereof) at any time received or held by any Pledgor shall be so received or held in trust for Secured Party, shall be segregated from other funds and property of such Pledgor and shall, subject to compliance with applicable law, be promptly (and in any event within five (5) Business Days unless prohibited by applicable law) delivered to Secured Party in the same form as so received or held, with any reasonably necessary endorsements.
4.            Voting Rights and Dividends.
(a)    So long as Secured Party has not served on the Pledgors Notice of Event of Default with respect to an Event of Default that is continuing, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral applicable to it or any part thereof for any purpose to the extent consistent with the terms of the Underlying Documents provided that neither Pledgor will vote on any matter (i) which would reasonably be expected to adversely affect or diminish the value of the Pledged Collateral, (ii) involving any possible merger or amalgamation of the Issuer with any other entity and/or any sale of the Issuer or all or a substantial portion of its assets to any Person or (iii) relating to the approval of any dividends or distributions (including return of capital) without the prior written consent of Secured Party.
(b)    Following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, at the election of Secured Party in its sole discretion, all rights of each Pledgor to exercise the voting and other consensual rights or receive that it would otherwise be entitled to exercise pursuant to Section 4(a), shall cease, and all such rights shall thereupon become vested in Secured Party, who shall thereupon have the sole right to exercise such voting or other consensual rights.
(c)    So long as the Secured Obligations are outstanding, any and all rights of each Pledgor to receive and retain cash dividends or distributions shall become vested in Secured Party who have the sole right to receive, for application against the Secured Obligations, such cash dividends or distributions. Within five (5) Business Days after the effective date of this Agreement, the Pledgors shall instruct the Issuer in writing to, subject to compliance with applicable law, direct any payment of cash dividends or distributions that could be made in respect of the Pledged Collateral to be made to one or more accounts designated from time to time by Secured Party in writing.
(d)    In furtherance and not in limitation of the foregoing rights of Secured Party pursuant to this Section 4, each Pledgor hereby appoints Secured Party as its true and lawful attorney-in-fact, and grants to Secured Party an irrevocable proxy with full power of substitution and resubstitution (and which is coupled with an interest) to, vote the Equity Interests owned by such Pledgor and, at any time after Secured Party has served on the Pledgors Notice of Event of Default which Event of Default is continuing in respect of which Secured Party has exercised its rights pursuant to Section 4(b), each Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party all such additional proxies and other instruments, in each case, as Secured Party may reasonably request for the purpose of enabling Secured Party to exercise the voting and other rights which it is entitled to exercise and to receive the dividends and distributions that it is entitled to receive and retain pursuant to Section 4(c).
(e)    In furtherance of the proxy set forth in Section 4(d), upon the exercise of such proxy, (i) all prior proxies given by any Pledgor with respect to the applicable Equity Interests are hereby revoked, and no subsequent proxies (other than to Secured Party) will be given with respect to any such Equity Interests for so long as the Secured Obligations remain outstanding, (ii) Secured Party will be empowered and may exercise such proxy at any and all times, including but not limited to, at any meeting of shareholders, partners or members, as the case may be, however called, and at adjournment thereof, or in any action by written consent, and may waive any notice otherwise required in connection therewith, (iii) to the fullest extent permitted by applicable law, Secured Party shall have no agency, fiduciary or other implied duties to any Pledgor or any other Person when acting with respect to such proxy, and (iv) each Pledgor waives and releases any claim that it may have against Secured Party with respect to any breach or alleged breach of any such agency, fiduciary or other duty.
5.            Representations and Warranties. Each Pledgor hereby represents and warrants to Secured Party, which representations and warranties shall be true, correct, and complete in all respects as of the date hereof, as follows:
Sapinda Asia
(a)    Sapinda Asia is duly organized or incorporated, validly existing and in good standing under the laws of the British Virgin Islands;

(b)    The execution, delivery and performance of this Agreement, and the granting of the liens contemplated hereunder, are within Sapinda Asia’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other action, including by all necessary shareholder or member action;
Windhorst
(c)    Windhorst has the capacity to execute, deliver and perform his obligations under this Agreement and the transactions contemplated by this Agreement;
(d)    Windhorst is not by reason of illness or incapacity (whether mental or physical), incapable of managing his own affairs;
Other
(e)    This Agreement has been duly authorized, executed and delivered by each Pledgor and constitutes a legal, valid and binding obligation of each Pledgor, enforceable against each Pledgor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(f)    The execution, delivery and performance of this Agreement, and the granting of the liens contemplated hereunder, (i) will not violate any applicable law or regulation or the memorandum and articles of association or other organizational documents of any Pledgor or any order of any governmental authority, (ii) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Pledgor or any of its assets which default could reasonably be expected to have a material adverse effect on the Pledgors’ ability to perform their obligations hereunder, or give rise to a right thereunder to require any payment to be made by any such Person, and (iii) except for the Liens created pursuant hereto, will not result in the creation or imposition of any Lien on any asset of any Pledgor;
(g)    Each Pledgor has taken all steps necessary or appropriate to be informed on a continuing basis of any changes that are reasonably likely to affect the Pledged Collateral (including rights of conversion and exchange, rights to subscribe, payment of dividends, reorganizations or recapitalization, tender offers and voting rights), and each Pledgor agrees that Secured Party shall not have any responsibility or liability to any Pledgor for informing any Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto, except as otherwise required by any Underlying Document;
(h)    Since January 1, 2012, neither Pledgor has been declared bankrupt or suffered or instituted similar proceedings, nor has such Pledgor had any judgment made against such Pledgor in any court of law, and no one has threatened in writing to commence, or commenced, bankruptcy proceedings against such Pledgor;
(i)    Each Pledgor is and will be the sole legal and beneficial owner of the Pledged Collateral (including all Pledged Collateral acquired by such Pledgor after the date hereof) free and clear of any Lien, other than Liens expressly permitted to be incurred pursuant to and in accordance with the terms of the Underlying Documents and the Liens created hereby;

(j)    Upon the execution and delivery of this Agreement by each Pledgor, the execution and delivery of such pledge and control agreements as are necessary or advisable to create or perfect the Liens contemplated hereby, the delivery of any Pledged Collateral constituting certificated securities to the Secured Party in the State of New York, and the taking of any other action requested by the Secured Party under Section 3(a) hereof, the Secured Party shall have a valid, perfected, and first priority security interest in the Pledged Collateral, and all actions necessary to achieve such perfection shall have been duly taken;
(k)    To the extent the Pledged Collateral is certificated or represented by instruments, each Pledgor has delivered to and deposited with Secured Party all certificates representing the Pledged Collateral, and undated powers (or other documents of transfer reasonably acceptable to Secured Party) endorsed in blank with respect to such certificates, and none of the Pledged Collateral has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject;
(l)    No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any governmental authority or any other Person is required (i) for the grant of a lien by any Pledgor in and to the Pledged Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by any Pledgor, or (ii) for the exercise by Secured Party of the voting or other rights provided for in this Agreement with respect to the Pledged Collateral or the remedies with respect to the Pledged Collateral pursuant to this Agreement, except (w) filings as may be required pursuant to the Exchange Act in connection with the execution of this Agreement; (x) as may be required in connection with the exercise of remedies under the Underlying Documents with respect to the Pledged Collateral, including the transfer to the Secured Party or its designee or the disposition of Pledged Collateral in accordance with applicable laws affecting the offering and sale of securities generally, (y) for consents, approvals, authorizations, orders, actions, notices or filings that have been obtained or given (as applicable) and that are still in force, or (z) for filings and recordings to perfect the liens created pursuant to this Agreement;
(m)            Schedule A to this Agreement is true and correct and complete in all respects on the date hereof. Without limiting the generality of the foregoing, as of the date hereof, none of the Pledged Interests are in certificated form except as set forth in Schedule A to this Agreement, and, except to the extent registered in the name of Secured Party or its nominee pursuant to the provisions of this Agreement, all of such Pledged Interests are registered in the name of the applicable Pledgor;
(n)    Except as set forth on Schedule B to this Agreement, neither Pledgor nor any affiliate of such Pledgor has any beneficial or legal interest in any securities of the Issuer other than the Pledged Interests set out in Schedule A to this Agreement;
(o)    The Pledged Interests have been duly authorized and validly issued and are fully paid and non-assessable;
(p)    The pledge of the Pledged Collateral pursuant to this Agreement does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System;
(q)    Schedule C sets forth, for each Pledgor, such Pledgor’s true and correct legal name and, in the case of a Pledgor other than a natural person, such Pledgor’s registered office, and in the case of a Pledgor that is a natural person, the address of such Pledgor’s principal residence (in each case as such Schedule may be supplemented or amended from time to time by the Pledgors as set forth herein). No Pledgor has a place of business or residence in the United States; and

(r)    The Issuer has no liabilities or obligations to any Pledgor Related Person whatsoever other than the Relevant Loans.
6.          Further Assurances.
(a)    Each Pledgor agrees that from time to time, at the expense of the Pledgors, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral owned or held by any Pledgor. Without limiting the generality of the foregoing, each Pledgor will: (i) at the request of Secured Party, mark conspicuously each of its records pertaining to the Pledged Collateral owned or held by it with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Pledged Collateral is subject to the security interest granted hereby; (ii) execute and deliver such instruments or notices, as may be reasonably necessary or reasonably desirable, or as Secured Party may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; (iii) allow, upon reasonable notice and during normal business hours, inspection of the Pledged Collateral owned or held by such Pledgor (to the extent that such Pledged Collateral is not in the physical possession of Secured Party) by Secured Party; (iv) defend the security interest of Secured Party in the Pledged Collateral owned or held by such Pledgor against any action or proceeding that may reasonably be expected to adversely affect such security interest; and (v) if such Pledgor shall acquire, obtain, receive or become entitled to receive any Pledged Collateral after the Closing Date, it shall promptly (and in any event within three (3) Business Days of acquiring or obtaining such Pledged Collateral) deliver to Secured Party an amendment or supplement to this Agreement which adds such Pledged Collateral to Schedule A hereto.
(b)    Each Pledgor hereby authorizes Secured Party to file one or more financing and/or continuation statements, and amendments thereto, in any appropriate jurisdiction, relative to all or any part of the Pledged Collateral and naming the applicable Pledgor as a debtor without the signature of any Pledgor. A copy of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
(c)    Each Pledgor will furnish to Secured Party, upon the reasonable request of Secured Party: (i) a certificate executed by or on behalf of each Pledgor, and dated as of the date of delivery to Secured Party, itemizing in reasonable detail, the Pledged Collateral which, as of the date of such certificate, has been delivered to Secured Party by such Pledgor pursuant to the provisions of this Agreement; and (ii) such statements and schedules further identifying and describing the Pledged Collateral owned or held by such Pledgor and such other reports in connection with such Pledged Collateral as Secured Party may reasonably request.
(d)    Each Pledgor will furnish to Secured Party no later than five (5) Business Days following the date of this Agreement evidence in a form reasonably satisfactory to Secured Party showing that each Pledgor is the legal and beneficial owner of the shares in the Issuer set out opposite such Pledgor’s name in Schedule A (the “Shares”) (including without limitation an up-to-date certified extract of the Issuer’s register of securities from the Issuer’s registrar and transfer agent evidencing such shareholdings).
7.            Covenants of Pledgor.  Until payment in full of the Secured Obligations, each Pledgor shall:
(a)    Not, without the prior written consent of Secured Party, directly or indirectly sell, assign, transfer, pledge, or otherwise dispose of or encumber any of its rights in or to the Pledged Collateral, or grant a Lien in the Pledged Collateral, in each case except as expressly permitted hereunder or under the Underlying Documents;
(b)    Not change any Pledgor’s name, identity, corporate structure, registered office, primary residence, type of organization or jurisdiction of organization, or establish any place of business or residence in the United States, in each case unless such Pledgor shall have (A) notified Secured Party in writing at least twenty (20) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, chief executive office, primary residence type of organization, jurisdiction of organization, or place of business or residence and providing such other information in connection therewith as Secured Party may reasonably request and (B) taken all actions reasonably requested by Secured Party to maintain the continuous validity and perfection of Secured Party’s security interest in the Pledged Collateral granted hereby; and
(c)    Not vote such Pledgor’s Shares to permit the Issuer to, after the date hereof, amend the governing documents of the Issuer in a manner materially adverse to Secured Party.
8.            Subordination and Assignment of Debt
(a)    The Pledgors shall within seven (7) Business Days following a request in writing from Secured Party to the Pledgors enter into a subordination and assignment agreement with Secured Party in a form reasonably acceptable to Secured Party (“Subordination Agreement”), which the Pledgors shall use commercially reasonable best efforts to procure counter signature and acknowledgment by the Issuer, pursuant to which the Pledgors shall assign, or procure the assignment of, all rights of the Pledgor Related Persons owed or owing by the Issuer and/or any of its subsidiaries whether now or in the future (including, without limitation, the Relevant Loan) to Secured Party (“Relevant Amounts”).
(b)    Until a Subordination Agreement has been duly executed by all relevant parties pursuant to Section 8(a), prior to any Relevant Amount being paid by the Issuer to a Pledgor Related Person, the Pledgors will (i) direct the Issuer to make and (ii) use commercially reasonable best efforts to procure that the Issuer makes any payment of such Relevant Amounts to one or more accounts designated from time to time by the Secured Party in writing.
9.            Secured Party as Pledgor’s Attorney-in-Fact.
(a)    Each Pledgor hereby irrevocably appoints Secured Party as such Pledgor’s attorney-in-fact, upon the service by Secured Party on the Pledgors of Notice of Event of Default  which Event of Default is continuing, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, Secured Party or otherwise to take any action and to execute any instrument that Secured Party may deem reasonably necessary or reasonably advisable to accomplish the purposes of this Agreement, including: (i) to receive, endorse, and collect all instruments made payable to such Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof to the extent permitted hereunder and to give full discharge for the same and to execute and file governmental notifications and reporting forms (other than those forms required to be filed pursuant to the Exchange Act); (ii) to issue any notifications/instructions Secured Party deems reasonably necessary pursuant to Section 3 of this Agreement; or (iii) to arrange for the transfer of the Pledged Collateral on the books of the Issuer or any other Person to the name of Secured Party or to the name of Secured Party’s nominee.
(b)    In addition to the designation of Secured Party as such Pledgor’s attorney-in-fact in Section 9(a) upon the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing , each Pledgor hereby irrevocably appoints Secured Party as such Pledgor’s agent and attorney-in-fact upon the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing to make, execute and deliver any and all documents and writings which may be reasonably necessary or reasonably appropriate for approval of, or be required by, any regulatory authority located in any city, county, state or country where such Pledgor or the Issuer engages in business, in order to transfer or to more effectively transfer any of the Pledged Collateral or otherwise enforce the rights granted hereunder to Secured Party; provided that any filings required to be made by the Pledgors pursuant to the Exchange Act shall be made by the Pledgors on a timely basis after notice is received from the Secured Party that the transfer of the Shares to the Secured Party or its nominee has been effected.
10.            Pledgors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Pledgor shall remain liable under the contracts and agreements included in the Pledged Collateral to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of the rights hereunder shall not release any Pledgor from any of its duties or obligations under such contracts and agreements included in the Pledged Collateral, and (c) Secured Party shall not have any obligation or liability under such contracts and agreements included in the Pledged Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
11.            Remedies upon Default.  Following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing:
(a)    Secured Party may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Code (irrespective of whether the Code applies to the affected items of Pledged Collateral) or other applicable law, and Secured Party may, subject to applicable law in respect of such transfer, including the provisions of the Exchange Act, also sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Pledged Collateral. To the maximum extent permitted by applicable law, Secured Party may be the purchaser of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Pledged Collateral payable at such sale. Each purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Pledgor hereby waives any claims against Secured Party arising because the price at which any Pledged Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. Each Pledgor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code.

(b)    Each Pledgor hereby agrees that any sale or other disposition of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, or other financial institutions in the State of New York in disposing of property similar to the Pledged Collateral and the provisions of this Agreement and the other Underlying Documents shall be deemed to be commercially reasonable.
(c)    Each Pledgor and the Secured Party hereby acknowledges that the sale by Secured Party of any Pledged Collateral pursuant to the terms hereof in compliance with the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect, together with the regulations promulgated thereunder (the “Securities Act”), as well as applicable “Blue Sky” or other state or foreign securities laws may require strict limitations as to the manner in which Secured Party or any subsequent transferee of the Pledged Collateral may dispose thereof. Each Pledgor acknowledges and agrees that in order to protect Secured Party’s interest it may be necessary to sell the Pledged Collateral at a price that is less than the maximum price attainable if a sale were delayed or were made in another manner. Each Pledgor has no objection to a sale in such a manner and agrees that Secured Party shall have no obligation to obtain the maximum possible price for the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor agrees that, following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, subject to this Section 11, Secured Party may, subject to applicable law, from time to time attempt to sell all or any part of the Pledged Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Secured Party may solicit offers to buy the Pledged Collateral or any part thereof for cash, from a limited number of investors deemed by Secured Party, in its reasonable judgment, to be institutional investors or other responsible parties who might be interested in purchasing the Pledged Collateral. If Secured Party shall solicit such offers, then the acceptance by Secured Party of one of the offers shall not be deemed to be a commercially unreasonable method of disposition of the Pledged Collateral.
(d)    EACH PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE PLEDGED COLLATERAL AS PROVIDED IN THIS SECTION; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY RULE OF LAW OR STATUTE NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS SET FORTH IN SUBSECTION (a) OF THIS SECTION, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.
12.            Application of Proceeds. Following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, any cash held by Secured Party as Pledged Collateral and all cash proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by Secured Party of its remedies as a secured creditor as provided in Section 11 shall be applied from time to time by Secured Party as follows:
First, to the payment of reasonable and documented costs and expenses of such collection, sale or other realization, including reasonable and documented out-of-pocket costs and expenses of Secured Party and the reasonable and documented fees and expenses of its agents and counsel, and all expenses incurred and advances made by Secured Party in connection therewith;
Second, to the payment of the Secured Obligations then due and payable, to be allocated ratably to the Secured Obligations in accordance with the amount of Secured Obligations outstanding under each of the Trading Agreements (or otherwise allocated by Secured Party among such Secured Obligations in Secured Party’s sole discretion); and
Third, after application as provided in clauses “First” and “Second” above, to the payment to Pledgors, or their successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.
13.            Duties of Secured Party.  The powers conferred on Secured Party hereunder are solely to protect its interests in the Pledged Collateral and shall not impose on it any duty to exercise such powers. Except as provided in Section 9-207 of the Code, Secured Party shall have no duty with respect to the Pledged Collateral or any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any Pledged Collateral.
14.            Choice of Law; Jurisdiction and Venue; Jury Trial Waiver.
(a)    Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to its conflicts of law provisions (other than Section 5-1401 and 5-1402 of the New York General Obligations Law).
(b)    Submission to Jurisdiction. Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York or the United States located in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Pledgor or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue.  Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each Pledgor hereby irrevocably appoints Allegaert Berger & Vogel LLP (at the address set forth in Section 16, below) as its agent to accept service of process in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by either Pledgor. If such process agent ceases to be able to act as such or to have an address in the United States, each Pledgor irrevocably agrees to appoint a new process agent in the United States reasonably acceptable to Secured Party and to deliver to Secured Party within ten days a copy of a written acceptance of appointment by the process agent. In the event any Pledgor fails to appoint a process agent in accordance with this Section, such Pledgor hereby grants to Secured Party an irrevocable power of attorney pursuant to which Secured Party shall have the right to appoint a process agent acceptable to Secured Party in the name and on behalf of such Pledgor.

(e)    Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(f)    WAIVER OF JURY TRIAL(g)                                                                            .  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
15.            Amendments; Etc.
(a)    No amendment or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Secured Party and each Pledgor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Secured Party to exercise, and no delay in exercising any right under this Agreement, any other Underlying Document, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, any other Underlying Document, or otherwise with respect to any of the Secured Obligations preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement or otherwise with respect to any of the Secured Obligations are cumulative and not exclusive of any remedies provided by law.
(b)    Notwithstanding any provision of this Agreement to the contrary, in the event any of the Secured Obligations are assigned, sold or transferred to one or more Persons other than Secured Party, each Pledgor shall cooperate in good faith with Secured Party, at the request of Secured Party and at the expense of the Pledgors to amend this Agreement as Secured Party shall reasonably deem necessary (i) to provide for, among other things, the appointment of a Person (which may be Secured Party) as collateral agent for Secured Party and such other Persons, (ii) to reflect that the Secured Obligations are owed to one or more different Persons and (iii) to implement an intercreditor (or similar) arrangement among the Secured Party and such other Persons in form and substance reasonably satisfactory to Secured Party .
16.            Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail as follows:
if to Sapinda Asia, to it at:

Sapinda Asia Limited
OMC Chambers
Wickhams Cay 1
Road Town
Tortola
British Virgin Islands
Fax Number: +(852) 3764 0813

if to Windhorst, at:

Lars Windhorst
___________________
___________________
___________________
Fax Number: ___________________

with a copy to each of (in respect of any notice to either Pledgor):

Tjong & Hsia LLP
45 Rockefeller Plaza, 20th floor
New York, NY 10111
USA
Attention: Jennifer Clarke or Karin Weiner

Allegaert Berger & Vogel LLP
111 Broadway, 20th floor
New York, NY 10006
USA
Attention: Christopher Allegaert, Esq.

if to Secured Party, to it at:

ADS Securities LLC
8th Floor CI Tower, Corniche Road
PO BOX 93894
Abu Dhabi
United Arab Emirates
Attention: General Counsel
Fax Number: +971 2 657 2350

with a copy to:

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ
United Kingdom
Attention: Camille Abousleiman
Fax Number: +44 (0) 20 7184 7001

Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the earlier of (i) the date of receipt and (ii) the date that is seven (7) Business Days after deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).
17.            Continuing Security Interest.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall: (i) remain in full force and effect until the payment in full of the Secured Obligations; (ii) be binding upon each Pledgor and their respective successors and assigns; and (iii) inure to the benefit of Secured Party and its successors, transferees, and assigns.  Subject to Section 19, upon payment in full of the Secured Obligations, the Liens granted hereby shall be automatically released. The Secured Party shall, at the Pledgors’ expense, take all actions necessary or advisable to evidence such release of the liens granted hereunder in the Pledged Collateral, whereupon all rights to the Pledged Collateral shall revert to the Pledgors and, upon the written request of Pledgors, Secured Party shall promptly (and in any event within two (2) Business Days) deliver or cause to be delivered to Pledgors or their designees (at Pledgors’ expense) any Pledged Collateral that is in the physical possession of Secured Party and shall promptly take such further action and execution and deliver such further documents and instruments as may be necessary or advisable to evidence the termination and release of the liens in the Pledged Collateral.
18.            Security Interest Absolute.  To the maximum extent permitted by law, except upon payment in full of the Secured Obligations (subject to Section 19), all rights of Secured Party, all security interests hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional irrespective of:
(a)    any lack of validity or enforceability of any of the Secured Obligations or any other agreement or instrument relating thereto, including any of the Underlying Documents;
(b)    any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any of the Underlying Documents, or any other agreement or instrument relating thereto;
(c)    any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations; or
(d)    any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Pledgor.
To the maximum extent permitted by law, each Pledgor hereby waives any right to require Secured Party to: (A) proceed against or exhaust any security held from any Pledgor; or (B) pursue any other remedy in Secured Party’s power whatsoever.
19.            Reinstatement.  Notwithstanding anything to the contrary herein, this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Pledgor for liquidation or reorganization, should any Pledgor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
20.            Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement. Notwithstanding the foregoing, in no event shall any Pledgor be permitted to assign, delegate or transfer any of its rights or obligations hereunder, and any such assignment, delegation or transfer shall be null and void, without the prior written consent of Secured Party. Secured Party shall be permitted to assign, delegate or transfer any of its rights hereunder to any person.
21.            Headings.  Section and subsection headings used in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.
22.            Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
23.            Counterparts; Etc.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
24.            Waiver of Marshaling.  Each Pledgor and Secured Party acknowledges and agrees that in exercising any rights under or with respect to the Pledged Collateral, Secured Party: (i) is under no obligation to marshal any Pledged Collateral; (ii) may, in its absolute discretion, realize upon the Pledged Collateral in any order and in any manner it so elects, subject to the terms of this Agreement and applicable law; and (iii) may, in its absolute discretion, following the service by Secured Party on the Pledgors of Notice of Event of Default which Event of Default is continuing, apply the proceeds of any or all of the Pledged Collateral to the Secured Obligations in any order and in any manner it so elects. Each Pledgor waives any right to require the marshaling of any of the Pledged Collateral.
25.            Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Secured Party or any Pledgor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.
[Signature pages follow.]

IN WITNESS WHEREOF, Pledgors and Secured Party have caused this Agreement to be duly executed and delivered as of the date first written above.

PLEDGORS:

SAPINDA ASIA LIMITED

By: /s/ Lars Windhorst
Name: Lars Windhorst
Title: Director

By: /s/ Theresa Tsang
Name: Theresa Tsang
Title: Director

LARS WINDHORST, an individual

/s/ Lars Windhorst

SECURED PARTY:

ADS SECURITIES LLC

By: /s/ Philippe Ghanem
Name: Philippe Ghanem
Title: Vice Chairman & CEO

SCHEDULE A
Pledged Interests

SCHEDULE B
Other Equity Interests

SCHEDULE C
Registered Office / Primary Residence of Pledgors